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THE LAW OFFICE OF                  4315 West Lovers Lane
CARL A. GENERES                    Dallas, Texas 75209
                                   Telephone: 214-352-8674
                                   Telecopy: 214-350-2142
                                   E-mail: cgeneres@aol.com

November 18, 1998

Frederick C. Summers, III          Certified RRR #083-229-868
Attorney at Law
750 North St. Paul Street
Suite 1400
Dallas, TX 75201

RE: Sovereign companies

Dear Mr. Summers:

Per our telephone conversation this date, please provide me with copies of the resignations of William P. "Billy" Glass as an officer and/or director from the following companies.

     1.  Sovereign Credit Finance I, Inc. ("SCF-I")

     2.  Sovereign Credit Finance II, Inc. ("SCF-II")

     3.  Sovereign Credit Holdings, Inc.

     4.  Sovereign Credit Corporation

     5.  Sovereign Auto Finance Holdings, Inc.

     6.  Sovereign Auto Finance, Inc.

     7.  Sovereign Associates, Inc.

     8. The Securitization Subsidiaries, as defined in the SCF-I Prospectus and the SCF-II Prospectus.

     9.  Fiesta Motors, LLC

     10. All other entities affiliated or under common control with the previously mentioned Sovereign entities ("Sovereign companies").

As I indicated over the telephone, I represent William P. "Billy" Glass. I understand that you are

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general counsel to the Sovereign companies.  To the extent that Mr. Glass has not formally resigned as an officer and/or director of the Sovereign companies, this letter is to advise you, A. Starke Taylor, III and the other officers and directors, that he so resigns as an officer and director, effective immediately. This letter serves as his resignation notice.

Mr. Glass is and has been concerned about the very poor performance of the Securitization Subsidiaries and Mr. Taylor's continuing to accept investor money in one or more of the Sovereign companies, a practice with which Mr. Glass strongly disagrees. Mr. Glass also disagrees with the excessive amount of money paid by the Sovereign companies to Fiesta Motors, an affiliated company. These problems and concerns have cause Mr. Glass' resignations.

Mr. Glass asks that the fact of his resignations be disclosed in a SEC Form 8-K Current Report for SCF-I and SCF-II and that the reasons for his resignations outlined in this letter be also stated in the Current Report. Mr. Glass also requests that the prospectuses for SCF-I and II be appropriately amended and updated to reflect his resignations and the poor performance of the Securitization Subsidiaries and other Sovereign companies, should these offerings be continuing.

I look forward to receipt of the resignations of Mr. Glass that you already have on file. Also, please copy me with any Form 8-K or amended registration statement filing for SCF-I or SCF-II. Thank you.

Sincerely,



Carl A. Generes
Attorney at Law

Enclosure

cc:  Billy Glass
     A. Starke Taylor, III. - Certified RRR#350973661